Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this registration statement on Form F-2 of Elbit Vision Systems Ltd. of our report dated June 25, 2003, of our audit of the consolidated financial statements of Elbit Vision Systems Ltd. and its subsidiaries as of December 31, 2002, and for the year then ended, which report is included in the Elbit Vision Systems Ltd., Report on Form 6-K for the month of April 2004, filed with the Securities and Exchange Commission on April 2, 2004. We also consent to the references to us under the headings "Experts" in this Registration Statement.

/s/ LUBOSHITZ KASIERER
An Affiliate Member of Ernst & Young International

Tel-Aviv, Israel
October 26, 2004